CONSENT TO ACT, ETC.

TO:            GO CALL INC. (the "Corporation")

AND TO:        the shareholders thereof


         I HEREBY CONSENT to act as a director and officer of the Corporation, such consent to continue in effect unless revoked by an instrument in writing delivered to the Corporation.

         I HEREBY CONSENT to any meeting of directors or of any committee of directors of the Corporation to be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, such consent to continue in effect unless revoked by an instrument in writing delivered to the Corporation.

         DATED as of the 22 day of December, 1999.


                                             /s/ James Hammer
                                             -------------------------
                                             JAMES HAMMER


TO:  GO CALL INC.